Exhibit 10.2

SHARED SERVICES AGREEMENT

This Shared Services Agreement (this “Agreement”) is made and entered into as of July 1, 2013 by and between Biglari Holdings Inc., an Indiana corporation (“BH”) and Biglari Capital Corp., a Texas corporation (“BCC”).

RECITALS

A.             As of the date hereof, BH and Sardar Biglari, Chairman and Chief Executive Officer of each of BH and BCC (“Mr. Biglari”), are entering into a Stock Purchase Agreement, pursuant to which Mr. Biglari is purchasing from BH all of the outstanding shares of capital stock of BCC.

B.             BCC is the general partner of each of The Lion Fund I, L.P., a Delaware limited partnership (“TLF I”), and The Lion Fund II, L.P., a Delaware limited partnership (“TLF II” and, together with TLF I, “TLF”), and provides certain services to TLF in such capacity.

C.             BH is a limited partner of each of TLF I and TLF II.

D.             In connection with its role as general partner of TLF, BCC desires to receive from BH, and BH desires to provide to BCC, the Services.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)             “Affiliates” shall mean (solely for purposes of this Agreement and for no other purpose) (i) with respect to BH, its subsidiaries, and (ii) with respect to BCC, Mr. Biglari and TLF.

(b)             “Effective Date” shall mean the date hereof.

(c)             “Representatives” shall mean, with respect to any person or entity, the members, partners, officers, directors, employees, agents and representatives (including attorneys, accountants, consultants and other advisors) of such person or entity.

2.             Services.

(a)             BH shall provide or cause to be provided to BCC the services described in Exhibit A hereto (the “Services”).

(b)             The parties agree that there shall be no material change in the scope or level of the Services provided by BH during the Term (as hereinafter defined) without the mutual written agreement of the parties; provided, however, that (i) BH may make changes from time to time in the manner of performing Services without obtaining BCC’s prior written consent if (A) it is making similar changes in performing or the performance of the same or substantially similar services for itself or any of its Affiliates (other than changes pursuant to which BH ceases to provide or cause to be provided the Services), (B) such changes are reasonably necessary in BH’s reasonable judgment to comply with applicable laws, rules, regulations and orders or (C) such changes are to address an emergency and are on a temporary and short-term basis and (ii) if BH reasonably believes it is unable to provide any Service because of a failure to obtain any third-party contractor consents or because the provision of such Service would, in BH’s reasonable judgment, require BH to violate any applicable law, rule, regulation or order, BH will notify BCC promptly after BH becomes aware of such fact and the parties will cooperate to determine the best alternative approach to be provided by BH.

(c)             The parties agree to use commercially reasonable efforts to reach agreement on any additional services which BCC may require of BH beyond the scope of the Services (and, in such event, such additional services shall be deemed to be “Services” hereunder), and any amendments to this Agreement with respect thereto.

3.             Consideration.  In consideration for the provision of the Services by BH to BCC hereunder, during the Term, the “Hurdle Rate,” as defined and provided in each of the partnership agreements of TLF I and TLF II, by which the Incentive Reallocation (as defined in such partnership agreements) to BCC is determined shall be 6% per annum, in lieu of 5% per annum, with respect to the limited partner interests of BH and its subsidiaries in each of TLF I and TLF II.

4.             Performance of Services.

(a)             Standard of Care.  BH shall provide the Services in accordance with this Agreement and shall exercise the same care and skill as it exercises in performing similar services for itself.

(b)             Compliance with Law.  Each party shall comply with all applicable laws, rules, regulations and governmental orders, now or hereafter in effect, relating to its performance under this Agreement.  For the avoidance of doubt, neither this Agreement nor BH’s performance of Services for BCC hereunder is intended to cause BH to become subject to, or render BH responsible for compliance with, any laws, rules and regulations, including, without limitation, the federal securities laws, applicable to BCC and as to which BH is not otherwise subject.

(c)             Cooperation.  BH and BCC will, and will cause their respective Affiliates and Representatives to, use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services, including (i) exchanging information and (ii) obtaining any required third-party contractor consents, licenses, sublicenses and approvals reasonably necessary to permit each party to perform its obligations hereunder.

(d)             Use of Third Parties.  BH may use any Affiliate or any unaffiliated third-party contractor to provide the Services to the extent the Affiliate or the unaffiliated third-party contractor provides comparable services to BH or, if not, if BCC gives its prior written consent (which consent BCC will not unreasonably withhold or delay).

(e)             Assets of BCC.  During the Term, (i) BH and its Affiliates and third-party contractors may use, at no charge, all of the software and other assets, tangible and intangible, identified on Exhibit B hereto (together, the “Assets”) of BCC to the extent necessary to perform the Services, and (ii) BCC will consult with BH prior to upgrading or replacing any of its Assets that are necessary for BH to provide the Services.

(f)             Ownership of Data and Other Assets.  Neither party will acquire any right, title or interest in or to any Asset that is owned or licensed by the other and used in connection with the provision of the Services. All data provided by or on behalf of a party to the other party for the purpose of providing the Services will remain the property of the providing party. To the extent the provision of any Service involves intellectual property, including software or patented or copyrighted material, or material constituting trade secrets, neither party will copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other party. Without limiting the generality of the foregoing, all specifications, tapes, software, programs, services, manuals, materials, and documentation developed or provided by BH and utilized in performing this Agreement will be and remain the property of BH and may not be sold, transferred, disseminated or conveyed by BCC to any other person or entity or used other than in performance of this Agreement without the express written permission of BH.

5.             Space Sharing.

(a)             Use by BCC.  BH shall permit BCC to use a portion of its corporate headquarters (the “Facility”) for the purposes permitted under the lease agreement (the “Lease”) pursuant to which BH leases the Facility, subject to the terms and conditions set forth in this Agreement and in such Lease and in a manner that does not interfere with the operation of BH’s business.

(b)             Compliance with Lease.  BH has provided BCC with a copy of the Lease and BCC acknowledges receipt thereof.  BCC hereby agrees not to take any action or fail to take any action in connection with its use of a portion of the Facility that would cause BH to be in violation of any of the terms or conditions of the Lease.  BCC acknowledges and agrees that BH has the right to modify or otherwise amend the Lease without the consent of BCC.  BH will provide BCC with a copy of any such amendment.

6.             Limitations on Liability and Indemnification.

(a)             Limitations on Liability.  Neither party shall have any liability under this Agreement (including any liability for its own negligence) for claims, liabilities, damages, losses or expenses suffered by the other party or any of its Affiliates or Representatives as a result of the performance or non-performance of such party’s obligations hereunder, unless such claims, liabilities, damages, losses or expenses are caused by or arise out of the willful misconduct or gross negligence of such party or a material breach by such party of any of the express provisions hereof.  In no event shall either party have any liability to the other party for indirect, incidental, punitive, special or consequential damages (including, without limitation, business interruption, lost business, lost profits or lost savings) that such other party or any third party may incur or experience on account of the performance or non-performance of such party’s obligations hereunder, even if it has been advised of the possible existence thereof.  Notwithstanding anything in this Agreement to the contrary, each party and its Affiliates and Representatives may reasonably rely in good faith on (i) any instructions of the other party or any person or entity designated by such other party and (ii) any document of any kind prima facie properly executed and submitted by the other party or any person or entity designated by such other party respecting any matters arising hereunder and which it reasonably believes in good faith to be genuine.  Notwithstanding anything to the contrary contained herein, neither party shall have any liability under this Agreement to any person or entity other than to the other party and its Affiliates and Representatives.

(b)             Indemnification.  Subject to the limitations on liability set forth in Section 6(a) hereof, each party shall indemnify, defend and hold harmless the other party from and against any and all claims, liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses) incurred by the other party or any of its Affiliates or Representatives caused by or arising out of the willful misconduct or gross negligence of such indemnifying party in the performance or non-performance of its obligations hereunder or the breach by such indemnifying party of any of the express provisions hereof.  The Affiliates and Representatives of each of the parties shall be express and intended third-party beneficiaries of this Section 6(b).  Notwithstanding anything to the contrary contained herein, the liability of either party under this Section 6(b) shall not exceed an amount equal to the aggregate benefit to BH of the increase in its “Hurdle Rate” from 5% per annum to 6% per annum during the Term with respect to BH’s limited partner interests in each of TLF I and TLF II, as provided in Section 3 hereof.

(c)             Survival.  The provisions of this Section 6 shall survive any expiration or termination of this Agreement.

7.             Term of Agreement.  This Agreement shall commence on the Effective Date, shall continue through March 31, 2019, and shall automatically renew for successive five-year periods ending on March 31 unless and until terminated by either party, effective on March 31, 2019 or on the last day of any such five-year period, as applicable, upon written notice to the other given not less than 60 days prior thereto (the “Term”).

8.             Confidentiality.

(a)             Each party will hold in trust and maintain confidential and, except as otherwise expressly permitted in this Section 8 or required by applicable law, rule, regulation, court order, subpoena or other compulsory process, or stock exchange requirement, not disclose to others without the prior written approval of the other party, any non-public information received by it from the other party or otherwise obtained by it in connection with the performance of this Agreement (the “Information”).  BH may disclose Information of BCC to third-party contractors that need to know such Information in order to perform Services pursuant to the terms hereof, provided that BH shall advise any such third-party contractors of the provisions of this Section 8 and shall be responsible for a breach of this Section 8 by any such third-party contractors.

(b)             Promptly after the termination of this Agreement, each party will return to the other party or destroy all documents, data and other materials of whatever nature containing Information or otherwise relating to the businesses of the other that it obtained in connection with the performance of this Agreement, provided that the parties may retain any Information to the extent reasonably necessary to comply with applicable tax, accounting, regulatory or financial reporting requirements or to resolve any legal issues identified at the time of termination.  Without limiting the generality of the foregoing, BH will return, and cause its Affiliates, Representatives and third-party contractors to return, any Assets of BCC in its possession to BCC.

(c)             Nothing contained herein will prevent the use (subject, to the extent possible, to a protective order) of Information in connection with the assertion or defense of any claim by or against the other party.

(d)             The provisions of this Section 8 shall survive any expiration or termination of this Agreement.

9.             Independent Contractor Relationship.

(a)             In performing its duties and obligations under this Agreement, BH shall at all times be an independent contractor. Nothing contained in this Agreement shall be construed to (i) give either BH or BCC the power to direct and control the day-to-day activities of the other party or any of such other party’s Affiliates, or (ii) treat the parties hereto as partners, joint venturers, co-owners, agents or the like. Each party hereto agrees that it will not be treated as an employee of the other party for federal, state or local tax purposes, including but not limited to unemployment compensation or workers’ compensation taxes, or for any other purpose.

(b)             For the avoidance of doubt, nothing in this Agreement shall be construed as (i) imposing any fiduciary duty on either of the parties hereunder as a result of the terms and conditions of this Agreement, (ii) imposing any additional duty, obligation or liability whatsoever on any other parties other than as provided hereunder, or (iii) imposing any additional duties, obligations or liabilities on BH pursuant to the partnership agreement of TLF I or TLF II as a limited partner or otherwise.

10.             Representations and Warranties. Each of the parties, on behalf of itself, represents and warrants to the other party as follows.

(a)             Power and Authority. Such party is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has full legal capacity, power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)             Authority; Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by such party and the performance by such party of its obligations hereunder have been duly and validly authorized by all requisite action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by such party, and, assuming due authorization, execution and delivery by the other party hereto, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c)             No Conflict.  Such party’s execution and delivery of this Agreement and its performance of its obligations hereunder does not conflict with or result in a breach or violation of the terms, conditions or provisions of, constitute a default under, or require any consent of or other action by, or notice or declaration to, or filing with, any third party or any governmental or regulatory authority pursuant to (i) the organizational documents of such party or (ii) any material law, rule, regulation or governmental order to which such party is subject.

(d)             No Other Representations of BH.  BH makes no other guarantee, representation or warranty of any kind (whether express or implied) regarding any of the Services provided hereunder, and expressly disclaims all other guarantees, representations and warranties of any nature whatsoever, whether statutory, oral, written, express or implied, including any warranties of merchantability or fitness for a particular purpose and any warranties arising from course of dealing or usage of trade.

11.             Miscellaneous.

(a)             Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by either party hereto to any other person or entity without the prior written consent of the other party hereto; provided, that notwithstanding the foregoing, BH may retain third-party vendors to perform certain of the Services in accordance with Section 4(d) hereof.

(b)             No Third-Party Beneficiaries.  Except for the persons and entities entitled to indemnification pursuant to Section 6 hereof, each of whom is an intended third-party beneficiary hereunder, nothing expressed or implied in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable rights hereunder.

(c)            Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(d)            Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto and, in the case of BH, with the approval of the Governance, Compensation and Nominating Committee.

(e)            Waivers.  Either party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party or (ii) waive compliance with any of the agreements contained herein.  No waiver of any term shall be construed as a waiver of the same term, or a waiver of any other term, of this Agreement.  The failure of any party to assert any of its rights hereunder will not constitute a waiver of any such rights.

(f)             Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such provision shall be deemed severable and all other provisions of this Agreement shall nevertheless remain in full force and effect.

(g)            Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(h)            Notices.  All notices given in connection with this Agreement shall be in writing and shall be hand delivered, sent by certified or registered mail, postage prepaid, return receipt requested, sent by overnight courier service, or sent by facsimile or e-mail, and in each case shall be effective upon receipt.  Such notices shall be addressed to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

If to BH	Biglari Holdings Inc.
17802 IH 10 West, Suite 400
San Antonio, Texas 78257
Attention:	Controller
Facsimile:	(210) 344-3411

If to BCC:	Biglari Capital Corp.
17802 IH 10 West, Suite 400
San Antonio, Texas 78257
Attention:	Sardar Biglari
Facsimile:	(210) 344-3411

(i)             Governing Law; Jurisdiction; Waiver of Jury Trial.

                (A)             This Agreement shall be governed by, and construed in accordance with, the law of the State of Indiana, without giving effect to the principles of conflict of laws of such State.

                                 (B)             Each party acknowledges that each controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives all rights it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) it understands and has considered the implications of such waivers, (ii) it makes such waivers voluntarily, and (iii) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11(i).

(j)             Expenses. Except as otherwise provided herein in connection with the provision of the Services, each party will bear its own expenses in connection with the negotiation, execution and delivery of this Agreement.

(k)            Force Majeure. Neither party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the affected party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance

(l)             Specific Performance.  Each party acknowledges that, in view of the uniqueness of the subject matter hereof, if it breaches or does not perform in accordance with the terms hereof its obligations under this Agreement, the other party would not have an adequate remedy at law for money damages. Accordingly, such other party, in addition to any other remedy to which it may be entitled at law or in equity, is entitled to pursue any injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to compel specific performance of this Agreement, without the need for proof of actual damages or the requirement to post bond or other security.

(m)           Counterparts.  This Agreement may be executed in counterparts (including by facsimile and .pdf), each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, BH and BCC have caused this Agreement to be executed as of the date first above written.

BIGLARI HOLDINGS INC.

By:	/s/ Bruce Lewis
	Name:	Bruce Lewis
	Title:	Controller

BIGLARI CAPITAL CORP.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

EXHIBIT A

SERVICES1

1.             legal, tax (including preparation and review of tax returns), accounting, auditing, administrative, marketing, human resources (including payroll and benefits), travel and other similar services;

2.             information technology services, including maintenance of computer equipment, data storage and back-up services, and sharing of office software;

3.             use of corporate headquarters in accordance with Section 5 hereof, including use of office space, furniture and equipment, and common area space and equipment;

4.             services related to compliance with all federal, state and local laws, rules and regulations and with the registration, reporting and other requirements or requests of any governmental or regulatory agency;

5.             services related to investments in publicly traded companies, including, without limitation, in connection with any proxy, consent or other similar solicitation, and assistance in preparing, filing, printing and mailing any solicitation materials and other required filings, under the federal securities laws;

6.             assistance in preparing, printing and mailing annual reports for TLF I and TLF II (and other investment partnerships and similar investment vehicles as to which BCC serves as general partner, investment manager or in a similar capacity) and other materials in connection with their annual meetings, offering and subscription documents, and other communications to limited partners;

7.             services related to the calling, convening and holding of the annual meetings of limited partners of TLF I and TLF II (and other investment partnerships and similar investment vehicles as to which BCC serves as general partner, investment manager or in a similar capacity).

1 Includes time and services of outside advisors (including counsel, auditors and accountants) and employees of BH and its affiliates.  Legal, accounting and reporting fees are paid by TLF I and TLF II pursuant to their respective limited partnership agreements.